Exhibit 99.3

JBAAM SPECIAL OPPORTUNITIES FUND - II LLC ("JBAAM")

270 West 39th Street, 11th Floor New York, NY 10018

YA II PN, Ltd. ("YA II")

1012 Springfield Avenue

Mountainside, NJ 07092

(each of JBAAM and YA II being a "Buyer")

21 February 2025

Dear Sirs

Deed of voting undertaking

1.
Background
1.1
It is proposed that Rezolve AI Limited ("Company") enters into a securities purchase agreement ("SPA") with the Buyer on or around the date of this deed pursuant to which the Company would authorize the sale of a new series of convertible notes of the Company, in the aggregate original principal amount of up to $1,000,000,000 (the "Transaction").
1.2
In order to give effect to the Transaction: (i) an ordinary resolution of the shareholders of the Company is required to give authority to the directors of the Company to allot securities in connection with the Transaction; and (ii) a special resolution of the shareholders of the Company is required to disapply pre-emption rights in relation thereto (together, the "Resolutions"). It is anticipated that the Company will request that its shareholders approve the Resolutions at a general meeting to be held following the date on which the SPA is signed by the parties thereto, but prior to the date on which the SPA closes in accordance with the terms therein (the "Meeting").
1.3
I am the beneficial owner of fully paid ordinary shares in the capital of the Company and pursuant to Article 5(b) of the articles of association of the Company ("Articles"), the aggregate number of votes attaching to all shares in the Company to which I, as "Founder" (as that term is defined in the Articles), am beneficially entitled shall constitute at least 75% of the votes attaching to all shares in the capital of the Company. Therefore, as a result of my beneficial ownership of ordinary shares in the Company ("Shares"), such ownership in itself is sufficient to pass the Resolutions in accordance with the Articles.
1.4
This undertaking is given by my in my capacity as a holder of securities in the Company and not in my capacity as a director of the Company.

2.
Undertaking

I irrevocably undertake to the Buyer that I shall request and instruct the registered holder(s) to vote all of the Shares of which I am beneficial owner in favour of the

Resolutions and any other resolutions required to implement the Transaction at the Meeting.

3.
Enforcement

3.1
Without prejudice to any accrued rights or liabilities under this deed, my obligations under this deed shall terminate and be of no further force and effect in relation to a Buyer in circumstances where that Buyer acts in breach of the terms of the SPA.
3.2
Without prejudice to any other rights or remedies that the Buyer may have, I recognise and acknowledge that if I should fail to perform my obligations in accordance with this deed, or should otherwise be in breach of any of those obligations, damages would not be an adequate remedy and that the Buyer shall be entitled to the remedies of injunction, specific performance and other equitable relief and that no proof of special damages shall be necessary for the enforcement of this deed.

3.3
No term of this deed is enforceable by a person who is not a party to this deed.
3.4
This deed contains the whole agreement between the Buyer and me relating to the subject matter of this deed at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. I acknowledge that I have not been induced to sign this deed by any representation, warranty or undertaking not expressly incorporated into it.
3.5
All questions concerning the construction, validity, enforcement and interpretation of this document shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. I hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. I hereby irrevocably waive personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof to me at the following address for such notices, (namely DanWagner@rezolve.com (if by email) or 21 Sackville Street London W1S 3DN (by delivery)) and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Buyer from bringing suit or taking other legal action against me in any other jurisdiction to collect on my obligations to such Buyer or to enforce a judgment or other court ruling in favor of such Buyer.

IN WITNESS whereof this deed has been executed and delivered as a deed on the date above mentioned.

Signed as a deed by: Daniel Maurice Wagner

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Witnessed by:

/s/ Raymond McKeeve

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Address:

21 Sackville Street

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London

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W1S 3DN

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